Exhibit E-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report to the Securities and Exchange Commission on Form U5S of Energy East Corporation for the year then ended December 31, 2004, filed pursuant to the Public Utility Holding Company Act of 1935, of our report dated March 14, 2005, relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Energy East Corporation's Annual Report on Form 10-K for the year ended December 31, 2004.

PricewaterhouseCoopers LLP
New York, New York
May 2, 2005